Exhibit 99.13

CONSENT OF STEPTOE & JOHNSON LLP

We hereby consent to the use of our name and to the description of our advice to the Board of Directors of Ashland Inc. as described under the caption “The Transactions- Steptoe & Johnson LLP Assessment of Certain U.S. Federal Income Tax Consequences of the Transactions “ in the proxy statement/prospectus which forms part of the Registration Statement on Form S-4 of Marathon Oil Corporation relating to the transaction between Ashland Inc. and Marathon Oil Corporation.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/S/ STEPTOE & JOHNSON LLP

STEPTOE & JOHNSON LLP

October 12, 2004